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                                                                      EXHIBIT 21

                          Subsidiaries of the Company

    1.  Response Ability Systems, Inc.; incorporated in New Jersey.

    2.  United Security Systems, Inc.; incorporated in New Jersey.

    3. Emergency Response Systems, Inc.; incorporated in Delaware; also does business in the state of California under the name Personnel Emergency Response Systems, Inc.

    4.  MSG Security Systems, Inc.; incorporated in Pennsylvania.

    5.  Shelton Security, Inc.; incorporated in New Jersey.

    6.  The Jupiter Group, Inc.; incorporated in Pennsylvania.

    7. Organization for Enhanced Capabilities, Inc.; incorporated in Massachusetts.

    8.  Liberty Security Systems, Inc.; incorporated in Pennsylvania.